Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 3 DATED JUNE 4, 2024
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024 and Supplement No. 2 dated May 17, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of May 2024.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of May 2024. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
May 1, 2024	$13.67	$13.76	$13.79	$13.77	$13.64	$13.59	$13.67
May 2, 2024	$13.67	$13.76	$13.80	$13.77	$13.64	$13.59	$13.67
May 3, 2024	$13.67	$13.76	$13.80	$13.77	$13.64	$13.59	$13.67
May 6, 2024	$13.68	$13.76	$13.80	$13.77	$13.65	$13.59	$13.68
May 7, 2024	$13.68	$13.77	$13.80	$13.77	$13.65	$13.59	$13.68
May 8, 2024	$13.68	$13.77	$13.80	$13.78	$13.65	$13.59	$13.68
May 9, 2024	$13.68	$13.77	$13.80	$13.78	$13.65	$13.60	$13.68
May 10, 2024	$13.68	$13.77	$13.80	$13.78	$13.65	$13.60	$13.68
May 13, 2024	$13.68	$13.77	$13.80	$13.78	$13.65	$13.59	$13.68
May 14, 2024	$13.68	$13.77	$13.81	$13.78	$13.65	$13.60	$13.69
May 15, 2024	$13.68	$13.77	$13.81	$13.78	$13.65	$13.60	$13.69
May 16, 2024	$13.70	$13.79	$13.83	$13.80	$13.67	$13.62	$13.71
May 17, 2024	$13.71	$13.79	$13.83	$13.80	$13.67	$13.62	$13.71
May 20, 2024	$13.71	$13.79	$13.83	$13.81	$13.67	$13.62	$13.71
May 21, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.71
May 22, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.71
May 23, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.71
May 24, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.71
May 28, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.72
May 29, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.72
May 30, 2024	$13.71	$13.80	$13.83	$13.81	$13.68	$13.62	$13.72
May 31, 2024	$13.65	$13.73	$13.77	$13.74	$13.61	$13.56	$13.65

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.